Exhibit 10.23

SUMMARY OF UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following summary unaudited pro forma combined financial data is intended to show how the merger of Internet Media Services, Inc. (“IMS”, “the Company”) and U-Vend Canada, Inc. (“U-Vend”) might have affected historical financial statements if the merger had been completed on the first day of fiscal year 2012.

Background on merger between Internet Media Services, Inc. and U-Vend Canada, Inc.

On January 7, 2014, Internet Media Services Inc. entered into and consummated an Exchange of Securities Agreement (“the Agreement”) with U-Vend Canada, Inc. and the shareholders of U-Vend.  Pursuant to the agreement, IMS acquired all the outstanding shares of U-Vend in exchange for 466,666,667 shares of IMS’s common stock, par value $0.001 (the “Common Stock”). These shares were issued disproportionately in favor of the minority shareholders, and reducing the ownership of Mr. Paul Neelin and Ms. Diane Hope.   Mr. Neelin and Ms. Hope will have the ability to earn up to an additional 603,046,666 shares of IMS common stock, subject to certain earn-out provisions described below.  In addition, the Company issued an aggregate of 232,478,312 shares of Common Stock to financial advisors as compensation for their services in connection with the transaction contemplated by the merger agreement. Effective on January 7, 2104, as a result of the merger, U-Vend became a wholly owned subsidiary of IMS.

The Agreement allows for an earn-out based on 2014 and 2015 gross revenue targets. In the event that IMS gross revenue during the calendar year 2014 exceeds $1,000,000 then IMS shall issue to Paul Neelin and Diane Hope, allocated to them on an equal basis and no other U-Vend shareholders, an additional 301,523,333 shares of IMS common stock.  In addition, in the event that IMS gross revenue exceeds $2,000,000 during the calendar year 2015, IMS shall issue to Paul Neelin and Diane Hope, allocated to them on an equal basis and no other U-Vend shareholders, an additional 301,523,333, shares of IMS common stock.  These conditional shares are issued solely to Paul Neelin and Diane Hope in order to restore their ownership of the total shares issued for consideration to their approximate pre-merger ownership in U-Vend.  In the event that IMS gross revenue equals not less than 80% nor more than 99% of the $1,000,000 and $2,000,000 gross amounts described above, then IMS shall issue to Paul Neelin and Diane Hope and no other U-Vend shareholders allocated to them on an equal basis, additional shares of IMS common stock computed by determining the percentage of gross revenue achieved relative to the target revenues described above. Any shortfall or overage of shares measured in 2014 can be combined to the actual revenue earned in 2015 to earn the maximum shares in the earn-out provision.  The issuance of the earn-out shares is conditional on IMS providing access to a minimum level of financing needed to achieve the earn-out gross revenues.  In the event that the gross revenue targets are not obtained and the minimum level of financing was not provided by IMS, during the respective period, then at the end of each period Paul Neelin and Diane Hope shall receive the additional shares described above. At the time of the merger, management estimated a discount to the likelihood of meeting these earn-out targets.

Accounting Treatment of the Merger

U.S. Generally Accepted Accounting Principles (hereafter referred to as “GAAP”), requires that for each business combination, one of the combining entities shall be identified as the acquirer and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination.  In a business combination effected primarily by exchanging equity interests, the acquirer is usually is the entity that issues its equity interests.  However, it is sometimes not clear which party is the acquirer.

In accordance with FASB Topic ASC 805 “Business Combinations”, if a business combination has occurred, but it is not clear which of the combining entities is the acquirer, GAAP requires considering additional factors in making that determination.  These factors include the relative voting rights of the combined entity, the composition of the governing body of the combined entity, the composition of senior management in the combined entity and the relative size of the combining entities.

Based on the aforementioned and after taking in consideration all the relevant facts and circumstances, management came to the conclusion that IMS, as the legal acquirer was also the accounting acquirer in the transaction.  The conclusion was based on the determination that the former stockholders of U-Vend had 48.8% of the voting interest in the combined entity as of the closing date of the merger, the former stockholders of U-Vend did not have indications of control when analyzed in the context of the other factors listed by FASB Topic ASC 805.  On the date of the merger, IMS shareholders as a group retained the largest portion of the voting rights in the combined entity, IMS on the date of the merger had the largest single owner holding the largest minority voting interest in the combined entity, and IMS had the ability to elect, appoint and remove a majority of the governing body of the combined entity on the date of the merger.  Further, various potentially dilutive instruments held by IMS interest holders could dilute U-Vend shareholders even if the additional contingent shares are earned.

As a result, the merger will be accounted for as a business combination in accordance with the Business Combination Topic of the FASB ASC 805.  Under the guidance, the fair value of the consideration will be determined and the assets and liabilities of U-Vend are recorded at their fair value at the date of the acquisition.  The excess of the purchase price over the estimated fair values, if any, is recorded as goodwill. If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed, then a gain on acquisition is recorded.

This pro forma information is based on, and should be read in conjunction with, the following:

•	The historical audited financial statements of Internet Media Services, Inc. as of and for the fiscal year ended December 31, 2012 included in a Form 10-K filed on April 15, 2013;

•	The historical unaudited financial statements of Internet Media Services, Inc. as of and for the nine months ended September 30, 2013 included in a Form 10Q filed on November 19, 2013;

•	The historical audited financial statements of U-Vend Canada, Inc. as of and for the fiscal year ended November 30, 2012, included in a Form 8-K filed on January 13, 2014;

•	The historical unaudited financial statements of U-Vend Canada, Inc. as of and for the nine months ended August 31, 2013, included in a Form 8-K filed on January 13, 2014;

•	The historical audited financial statements of U-Vend Canada, Inc. as of and for the fiscal year ended November 30, 2013, included herein this Form 8-K.

The summary unaudited pro forma combined balance sheet presents the historical balance sheet of IMS as of September 30, 2013 and the historical balance sheet of U-Vend as of November 30, 2013. The pro forma gives effect to the merger as if it had been completed on these latest balance sheet dates.

The summary unaudited pro forma statements of operations for the fiscal year ended 2012 and for the nine months ended fiscal year 2013 for both IMS and U-Vend, and gives pro forma effect to the merger as if it had been completed on first day of fiscal year 2012.

The historical financial data has been adjusted to give pro forma effect to the events that are (i) directly attributable to the merger (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on combined results.  The pro forma adjustments are preliminary and based on management’s estimates of fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented.  In addition, the unaudited pro forma adjustments are based on management’s preliminary estimates of the fair value of the identifiable assets acquired and liabilities assumed.  As a result, the actual adjustments may differ materially from those presented in the unaudited pro forma statements.

Foreign Currency

The Company has determined that the Canadian Dollar is its functional currency for U-Vend Canada and the United States Dollar is the functional currency for U-Vend USA since that is the primary economic environment in which the entities operates.  Foreign currency transaction gains and losses resulting from or expected to result from transactions denominated in a currency other than the Company’s functional currency are recognized in other expense in the accompanying consolidated statements of operations. Foreign currency transaction losses were de minimus for the year ended November 30, 2013 and 2012.  The assets and liabilities of the U-Vend USA are translated into Canadian dollars at current exchange rates, and revenues and expenses are translated at average rates of exchange in effect during the period. The resulting translation adjustments are recorded as other comprehensive losses as a component within other comprehensive income in the consolidated statements of operations and comprehensive income.  During the year ended December 31, 2013 and 2012, the translation is not considered material. The U-Vend financial results have not been converted to U.S. dollars in the accompanying pro-forma reports as a result of the de minimus impact.

Purchase Price Allocation

The purchase price was determined in accordance with the accounting treatment of the merger as a business combination in accordance with the Business Combination Topic of the FASB ASC 805.  Under the guidance, the fair value of the consideration will be determined and the assets and liabilities of the acquired business, U-Vend, are recorded at their fair values at the date of the acquisition.  The excess of the purchase price over the estimated fair values is recorded as goodwill, if any.  If the fair value of the assets acquired exceeds the purchase price and the liabilities assumed then a gain on acquisition is recorded.

The fair value of the IMS common stock issued to the former shareholders of U-Vend on January 7, 2014 is based on the $0.0007 share price of the IMS common stock as of the close of business on January 6, 2014. The contingent consideration represented by the earn-out shares were also measured using a $0.0007 share price, discounted for the probability that the shares will be issued in the future upon achievement of the revenue targets defined. A discount was made to the market price of these IMS shares to reflect the restrictions on IMS common shares as a result of lock-up agreements in place.  The purchase price also included the effective settlement of the intercompany amounts payable by U-Vend to IMS as of November 30, 2013.

Consideration issued:
Fair value of 466,666,667 shares of IMS common stock issued to U-Vend shareholders at $0.0007 on January 7, 2014	$326,667

Fair value of 603,046,666 shares of IMS common stock measured at $0.0007, discounted for the probability that the earn out based on 2014-2015 gross revenue targets will be achieved	316,599
643,266

Discount for lack of marketability during lock-up period	(160,816)
Effective settlement of intercompany payable due to IMS	147,323

Total estimated purchase price	$629,773

While IMS uses its best estimates and assumptions as part of the purchase price allocation process to value the assets acquired and liabilities assumed, the purchase price allocation is preliminary and could change during the measurement period (not to exceed one year) if new information is obtained about the facts and circumstances that existed as of the merger date that, if known, would have resulted in the recognition of additional or changes to the value of the assets and liabilities presented in this pro forma purchase price allocation.  For purposes of this pro forma, the entire intangible asset is considered separately identifiable with a 7 year life.  Some portion of this amount is expected to relate to goodwill once the final values are determined.

Cash	$9,763
Inventory	11,715
Prepaid expense and other assets	274
Security deposit	6,631
Property and equipment	232,657
Intangible assets	779,155
Goodwill	296,079
Total assets	1,336,274

Accounts payable	54,329
Accrued expenses	31,927
Convertible notes payable	125,034
Current portion of lease obligation	32,082
Long term lease obligation	117,238
Note payable- officers/director	49,812
Deferred tax liability	296,079
Total liabilities	706,501
Net assets	$629,773

Notes to Unaudited Pro Forma Consolidated Balance sheet and Statement of Operations:

1.	This pro forma adjustment is to record the business combination in accordance with FASB ASC 805 as described above under the caption “Purchase Price Allocation.”

As a result of the balance sheet for each individual company representing a different period, the intercompany amounts do not eliminate.  A portion of the difference relates to IMS warrants issued as a discount on U-Vend debt and the balance represents costs incurred by U-Vend between September 30, 2013 and November 30, 2013 and will be included in accumulated deficit.

With respect to the deferred tax liability resulting from the increase in book basis of the U-Vend tangible and intangible assets, excluding goodwill, which did not result in an increase in basis for tax purposes was calculated using a 38% effective tax rate. Estimated deferred tax benefit that resulted directly from the transaction is a result of the release of the deferred tax asset valuation allowance and not included in pro forma consolidated statement of operations. Under the acquisition method of accounting, the impact on the acquiring company's deferred tax assets is recorded outside of acquisition accounting. Accordingly, the valuation allowance on the Company’s deferred tax assets will be released to offset the increase in deferred tax liability and result in an estimated financial statement income tax benefit of approximately $296,000. The unaudited pro forma combined statements of operations for the periods presented herein have been adjusted to give effect to pro forma events that are expected to have a continuing impact on the combined results. As such, the estimated income tax benefit related to the estimated release of valuation allowance expected to be reflected in the statement of operations is not reflected in the accompanying unaudited pro forma combined statements of operations.

2.
Included in the historical balance sheet of U-Vend were convertible notes payable and accrued interest that were converted into common shares of U-Vend just before the merger. This entry adjusts the historical balance sheet for the conversion of this debt to equity in the pro forma combined balance sheet.

3.
This pro forma adjustment records broker and financial advisory fees, of 232,478,311 shares of IMS stock, warrants to purchase shares of IMS and U-Vend, and $31,000 in cash; $5,000 of which was paid in January 2013 and $26,000 after the merger.  The $5,000 fees were eliminated in the pro forma Statement of Operations as these amounts are considered non-recurring. The shares were valued using the $0.0007 close price on January 6, 2014 and the warrants had de minimis value.

4.	This pro forma adjustment records officers’ salaries in accordance with employment agreements in place effective with the merger.

5.	This pro forma adjustment reverses interest expense and amortization of debt discount on convertible notes that were converted into shares of U-Vend in advance of the merger on January 7, 2014.

6.
This pro forma adjustment represents the additional amortization expense that will result from the intangible assets acquired from U-Vend which include operating and distribution agreements and assigned a 7 year life.    Management is responsible for determining the fair value of the tangible and intangible assets acquired and liabilities assumed as of the merger date.  Management will consider a number of factors, including reference to an analysis under FASB ASC 805 solely for the purpose of allocating the purchase price to the assets acquired and liabilities assumed.  The analysis will include a discounted cash flow which estimate the future cash flows resulting from the operating and distribution agreements based on forecasts as of the date of acquisition, considering assumptions and estimates related to future market opportunities. A discount rate consistent with the risks associated with achieving the estimated cash flows will be used to estimate the present value of the estimated projected cash flows. Amounts attributable to the operating and distribution agreements are being amortized using a straight-line method over an estimated economic useful life which is 7 years for purposes of this pro forma.

Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2013

	Historical

	U-Vend Canada, Inc.	Internet Media Services, Inc.	Pro Forma Adjustments	Notes	Pro Forma Consolidated
ASSETS
Current assets:
Cash	$9,763	$33,434	$-		$43,197
Inventory	11,715	-	-		11,715
Prepaid expenses and other assets	274	49,109	(48,601)	1	782
Total current assets	21,752	82,543	(48,601)		55,694

Deferred financing costs, net	-	10,833	-		10,833
Security deposit	6,631	-	-		6,631
Property and equipment	232,657	-	-		232,657

Other intangibles	-	-	779,155	1	779,155

Goodwill	-	-	296,079	1	296,079

Total assets	$261,040	$93,376	$1,026,632		$1,381,048

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Accounts payable	$54,329	$17,021	$-		$71,350
Accrued expenses	35,901	211,115	22,026	2,3	269,042
Convertible notes payable	164,370	98,678	(39,336)	1,2	223,712
Revolving note from related party	-	181,016	-		181,016
Senior convertible notes, net of discount of $83,333	-	16,667	-		16,667
Current portion lease obligaiton	32,082	-	-		32,082
Payable to IMS	147,323	-	(147,323)	1	-
Note payable - officers/director	49,812	50,000	-		99,812
Total current liabilities	483,817	574,497	(164,633)		893,681

Deferred tax	-	-	296,079	1	296,079
Long term lease obligation	117,238	-	-		117,238
Warrant liabilities	-	89,570	-		89,570

Stockholders' deficiency
Common stock, $.001 par value,	-	107,445	232,478	1,3	339,923
Additional paid-in capital	539,393	985,803	(80,972)	1,3	1,444,224
Accumulated deficit	(879,408)	(1,663,939)	743,681	1,3	(1,799,666)
Total stockholders' deficiency	(340,015)	(570,691)	895,187		(15,519)
Total liabilities and stockholders' deficiency	$261,040	$93,376	$1,026,632		$1,381,048

Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2013

	Historical
	U-Vend Canada, Inc.	Internet Media Services, Inc.	Pro Forma adjustments	Notes	Pro Forma Consolidated

Revenue	$-	$-	$-		$-

Costs of revenue	-	-	-		-

Gross loss	-	-	-		-

Operating expenses:
Selling general and administrative	143,957	251,846	(6,519)	3,4,6	389,284

Operating loss	(143,957)	(251,846)	6,519		(389,284)

Other expenses:
Loss from change in fair value of notes payable	-	-	-		-
Amortization of debt discount and deferred financing costs	-	(18,834)	-		(18,834)
Interest expense	(14,037)	(29,291)	5,648	5	(37,680)
Other expenses:	1,963	-	-		1,963
	(12,074)	(48,125)	5,648		(54,551)

Loss before income taxes	(156,031)	(299,971)	12,167		(443,835)

Income tax provision	-	-	-		-

Loss from continuing operations	(156,031)	(299,971)	12,167		(443,835)

Discontinued operations:
Gain from disposal of discontinued operations	-	3,839	-		3,839
Net (loss) income from discontinued operations	-	19,174	-		19,174
	-	23,013	-		23,013

Net loss	$(156,031)	$(276,958)	$12,167		$(420,822)

Net loss from continuing operations per share - basic and diluted		$(0.01)			$(0.00)

Net (loss) income from discontinued operations per share - basic and diluted		0.00			0.00

Net loss per share - basic and diluted		$(0.01)			$(0.00)

Weighted average common shares outstanding - basic and diluted		39,617,780	699,144,978		738,762,758

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2012

	Historical
	U-Vend Canada, Inc.	Internet Media Services, Inc.	Pro Forma adjustments	Notes	Pro Forma Consolidated

Revenue	$5,094	$-	$-		$5,094

Costs of revenue	2,871	-	-		2,871

Gross loss	2,223	-	-		2,223

Operating expenses:
Selling, general and administrative	104,837	242,506	270,308	4,6	617,651

Operating loss	(102,614)	(242,506)	(270,308)		(615,428)

Other expenses:
Loss from change in fair value of notes payable	-	(105,009)	-		(105,009)
Amortization of debt discount and deferred financing costs	-	-	-		-
Interest expense	(16,367)	(37,440)	7,911	5	(45,896)
Other expenses:	(1,039)		-		(1,039)
	(17,406)	(142,449)	7,911		(151,944)

Loss before income taxes	(120,020)	(384,955)	(262,397)		(767,372)

Income tax provision	-	(4,185)	-		(4,185)

Loss from continuing operations	(120,020)	(389,140)	(262,397)		(771,557)

Discontinued operations:
Write down of assets associated with a discontinued component, net of income tax effect	-	(35,000)	-		(35,000)
Net (loss) income from discontinued operations	-	(2,858)	-		(2,858)
	-	(37,858)	-		(37,858)

Net loss	(120,020)	$(426,998)	$(262,397)		$(809,415)

Net loss from continuing operations per share - basic and diluted		$(0.02)			$(0.00)

Net (loss) income from discontinued operations per share - basic and diluted		(0.00)			(0.00)

Net loss per share - basic and diluted		$(0.02)			$(0.00)

Weighted average common shares outstanding - basic and diluted		24,313,958	699,144,978		723,458,936